Exhibit 99.1

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Index

Page

Report of Independent Auditors	1–2

Consolidated Financial Statements

Balance Sheets December 31, 2014 and 2013	3

Statements of Income and Comprehensive Income Years Ended December 31, 2014, 2013 and 2012	4

Statements of Changes in Stockholder’s Equity Years Ended December 31, 2014, 2013 and 2012	5

Statements of Cash Flows Years Ended December 31, 2014, 2013 and 2012	6

Notes to Financial Statements Years Ended December 31, 2014, 2013 and 2012	7–28

Report of Independent Auditor

To the Board of Directors
Kremers Urban Pharmaceuticals Inc.

We have audited the accompanying consolidated financial statements of Kremers Urban Pharmaceuticals Inc. and its Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014, and 2013, and the related consolidated statements of income and comprehensive income, of changes in stockholder’s equity and of cash flows for each of the three years in the period ended December 31, 2014.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kremers Urban Pharmaceuticals Inc. and its Subsidiary at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matters

As discussed in Notes 2 and 14 to the consolidated financial statements, the Company has significant transactions with its parent, UCB S.A., and affiliates.  In addition, the Company has prepared these financial statements on a carve-out basis, from the consolidated financial statements of its parent.  The historical results of operations, financial position, and cash flows of the Company may not be indicative of what they actually would have been had the Company been a separate stand-alone entity, nor are they indicative of what the Company’s results of operations, financial position and cash flows may be in the future.  Our opinion is not modified in respect to these matters.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
February 25, 2015

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Consolidated Balance Sheets

December 31, 2014 and 2013

(Amounts in thousands, except share and per share data)	2014	2013

Assets
Current assets:
Cash and cash equivalents	$108	$400
Accounts receivable, net	223,430	257,709
Due from affiliates	7,403	5,369
Inventory, net	69,432	57,001
Prepaids and other current assets	2,459	2,451
Deferred income taxes	59,081	40,651
Total current assets	361,913	363,581
Property and equipment, net	93,849	88,832
Deferred income taxes	—	8,547
Intangible assets, net	6,335	5,972
Goodwill	177,957	177,957
Total assets	$640,054	$644,889
Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$65,973	$71,393
Total current liabilities	65,973	71,393
Liabilities for unrecognized tax benefits	38,084	41,987
Deferred income taxes	343	—
Other long-term liabilities	1,816	2,317
Total liabilities	106,216	115,697
Commitments and contingencies (Note 11)
Stockholder’s equity:
Common stock (par value $0.01, 2 authorized, 1 issued and outstanding at December 31, 2014 and 2013)	—	—
Additional paid-in capital	402,389	401,451
Retained earnings	230,392	112,318
Payable to (receivable from) Parent	(100,590)	13,776
Accumulated other comprehensive income	1,647	1,647
Total stockholder’s equity	533,838	529,192
Total liabilities and stockholder’s equity	$640,054	$644,889

The accompanying notes are an integral part of these consolidated financial statements.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Consolidated Statements of Income and Comprehensive Income

Years Ended December 31, 2014, 2013 and 2012

(Amounts in thousands)	2014	2013	2012
Net sales	$411,097	$330,446	$272,772
Net sales to related party	18,841	10,714	9,609
Contract manufacturing revenue	33,082	35,673	37,698
Total net revenues	463,020	376,833	320,079
Cost of goods sold	217,341	196,766	163,768
Cost of goods sold to related party	7,154	4,389	3,595
Contract manufacturing costs	17,790	19,589	23,315
Total cost of goods sold	242,285	220,744	190,678
Gross profit	220,735	156,089	129,401
Selling, general and administrative expenses	25,830	24,076	22,241
Selling, general and administrative expenses to related party	5,026	4,656	4,712
Research and product development costs	22,913	24,455	20,007
Other expenses, net	5,415	278	(752)
Total operating expenses	59,184	53,465	46,208
Income before provision for income taxes	161,551	102,624	83,193
Provision for income taxes	43,477	21,006	16,538
Net income	118,074	81,618	66,655
Other comprehensive income:
Foreign currency translation adjustment	—	841	102
Other comprehensive income	—	841	102
Comprehensive income	$118,074	$82,459	$66,757

The accompanying notes are an integral part of these consolidated financial statements.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Consolidated Statements of Changes in Stockholder’s Equity

Years Ended December 31, 2014, 2013 and 2012

					Accumulated
		Additional		Payable to	Other	Total
	Common	Paid in	Retained	(Receivable	Comprehensive	Stockholder’s
(Amounts in thousands)	Stock	Capital	Earnings	from) Parent	Income	Equity
Balance at December 31, 2011	$—	$399,056	$19,132	$(105,499)	$704	$313,393

Comprehensive income:
Net income	—	—	66,655	—	—	66,655
Foreign currency translation adjustment	—	—	—	—	102	102
Transfer from Parent	—	1,930	—	—	—	1,930
Dividends	—	—	(55,087)	—	—	(55,087)
Net decrease in payable to (receivable from) Parent	—	—	—	62,208	—	62,208
Balance at December 31, 2012	—	400,986	30,700	(43,291)	806	389,201
Comprehensive income:
Net income	—	—	81,618	—	—	81,618
Foreign currency translation adjustment	—	—	—	—	841	841
Transfer from Parent	—	465	—	—	—	465
Net decrease in payable to (receivable from) Parent	—	—	—	57,067	—	57,067
Balance at December 31, 2013	—	401,451	112,318	13,776	1,647	529,192
Comprehensive income:
Net income	—	—	118,074	—	—	118,074
Transfer from Parent	—	938	—	—	—	938
Net increase in payable to (receivable from) Parent	—	—	—	(114,366)	—	(114,366)
Balance at December 31, 2014	$—	$402,389	$230,392	$(100,590)	$1,647	$533,838

The accompanying notes are an integral part of these consolidated financial statements.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Consolidated Statements of Cash Flows

Years Ended December 31, 2014, 2013 and 2012

(Amounts in thousands)	2014	2013	2012
Cash flows from operating activities
Net income	$118,074	$81,618	$66,655
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,947	9,262	9,880
(Gain) loss on disposal of property and equipment	(110)	(447)	76
Loss on write-off of inventory	7,800	8,218	7,197
Unrealized foreign exchange loss (gain)	280	330	(475)
Deferred income taxes	(9,540)	1,011	1,423
Corporate overhead allocated from Parent	938	465	1,930
Changes in operating assets and liabilities:
Due from affiliates	(2,034)	(1,831)	(2,147)
Accounts receivables, net	33,999	(111,511)	(41,387)
Inventory, net	(20,231)	(3,775)	(32,209)
Prepaid expense and other current assets	(8)	(981)	460
Accounts payable and accrued expenses	(3,818)	10,686	6,990
Liabilities for unrecognized tax benefits	(3,560)	(18,958)	(17,456)
Other long-term liabilities	(844)	(4,274)	5,499
Net cash provided by (used in) operating activities	131,893	(30,187)	6,436
Cash flows from investing activities
Purchases of property and equipment, net	(13,874)	(26,037)	(9,014)
Proceeds from sale of property and equipment, net	164	500	1
Purchases of intangible assets, net	(4,109)	(1,088)	(4,463)
Net cash used in investing activities	(17,819)	(26,625)	(13,476)
Cash flows from financing activities
Net changes in payable to (receivable from) Parent	(114,366)	57,067	62,208
Dividends paid	—	—	(55,087)
Net cash provided by (used in) financing activities	(114,366)	57,067	7,121
Effect of exchange rate changes on cash and cash equivalents	—	—	—
Net increase (decrease) in cash and cash equivalents	(292)	255	81
Cash and cash equivalents
Beginning of year	400	145	64
End of year	$108	$400	$145
Supplemental schedule of cash flow information
Cash paid for income taxes	$55,630	$38,953	$32,571
Supplemental schedule of noncash investing activities
Accounts payable for property and equipment	$2,703	$4,305	$2,322
Supplemental schedule of noncash financing activities
Corporate overhead allocated directly to the Company and treated as additional paid-in capital	$938	$465	$1,930

The accompanying notes are an integral part of these consolidated financial statements.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

1.                            Description of Business

Kremers Urban Pharmaceuticals Inc. (herein referred to as “KUPI”), a subsidiary of UCB S.A. (“UCB” or the “Parent”, which also includes all of the subsidiaries of UCB, unless otherwise stated), is a specialty generic pharmaceutical company focused on difficult-to-formulate products as well as products using different specialized delivery technologies that are commonly called “high barrier to entry” generic products.  These consolidated financial statements include the consolidated results of KUPI and its wholly owned subsidiary, KUDCO Ireland, Ltd., based in Ireland (“KUDCO”) (collectively, the “Company”).  The Company is headquartered in Princeton, New Jersey, and has business operations located in Seymour, Indiana.

On January 1, 2014, the Company migrated management and control of KUDCO to the United States. On November 1, 2014, KUPI began dissolution of KUDCO and KUDCO transferred substantially all of its assets to KUPI. Dissolution is expected to be completed in 2015.

2.                            Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The financial statements have been prepared on a carve-out basis from the consolidated financial statements and accounting records of UCB using the historical results of operations and historical cost basis of the assets and liabilities that comprise the Company.  The Company eliminates from its financial results all intercompany transactions between entities included in the Company’s consolidation.  All significant transactions between the Company and other entities of the Parent are included in these consolidated financial statements and are disclosed as related party transactions.  Refer to Note 14 for further information.

The historical results of operations, financial position, and cash flows of the Company may not be indicative of what they actually would have been had the Company been a separate stand-alone entity, nor are they indicative of what the Company’s results of operations, financial position and cash flows may be in the future.  The consolidated financial statements have been prepared to demonstrate the historical results of operations, financial position, and cash flows of the Company for the indicated years under UCB’s management.  Accordingly, the consolidated financial statements do not reflect the presentation and classification of the Company’s operations in the same manner as UCB.

The accompanying consolidated financial statements include the assets, liabilities, revenues, and expenses specifically related to the Company’s operations, including KUDCO.  Costs directly related to the Company are recorded in the accompanying consolidated financial statements.  The Company also receives services and support from various functions performed by UCB.  Costs for information technology are allocated based on the Company’s headcount as a percentage of UCB’s total headcount.  All other costs are generally allocated using specific identification and include corporate administrative expenses, finance, legal, tax, treasury and other corporate services.  These allocated costs are recorded in Selling, general and administrative expense to related party in the accompanying Consolidated Statements of Income and Comprehensive Income.  Allocated costs that are not billed to the Company are deemed contributions from UCB and are reflected in Additional paid-in capital in the accompanying Consolidated Balance Sheets.  Refer to Note 14 for further information.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

UCB uses a centralized approach to cash management and financing of its operations.  As such, the Company maintains cash pool agreements with UCB under which the Company’s cash is available for use and is regularly “swept” by UCB.  Under these arrangements, the Company pays or receives interest, at a rate commensurate with market pricing for short-term borrowings or deposits, based on accounts payable to or receivable from UCB.  Since these amounts and related interest are a function of the overall centralized nature of the cash and financing functions of UCB and are funding the operations of the Company and UCB, such amounts and the related interest are presented as a Payable to (receivable from) Parent within Stockholder’s equity.  In addition, all UCB funding to the Company since inception has been accounted for as a capital contribution from UCB and all net cash remittances from the Company to UCB have been accounted for as distributions to UCB, including allocation of UCB expenses and settlement of transactions with UCB. As a result, the net amounts for such activities are reflected in the financing section of the Statement of Cash Flows. Refer to Note 14 for further information.

Cash and cash equivalents, UCB debt, including interest thereon, and hedging positions established through derivatives and other financial contracts used at the UCB corporate level are not reflected in these financial statements, unless such positions and balances relate specifically to the Company.

Management believes that the assumptions and allocations underlying the consolidated financial statements are reasonable and appropriate under the circumstances.  The expenses and cost allocations have been determined on a basis considered by UCB and the Company to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the years presented.  However, these assumptions and allocations are not necessarily indicative of the costs the Company would have incurred if it had operated on a stand-alone basis or as an entity independent of UCB, nor are the costs necessarily indicative of what they may be in the future.

Use of Estimates

The consolidated financial statements have been prepared in conformity with U.S. GAAP and require management to make estimates and assumptions.  These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant estimates and assumptions are used for, but not limited to: provisions for chargebacks, sales returns, allowances and rebates, inventory valuation, other asset valuations, impairment and recoverability assessments, depreciable lives of property and equipment, useful lives of intangible assets, income taxes and valuation allowances, litigation costs and allocation of corporate overhead costs.  These estimates are based on experience and other information available prior to issuance of the consolidated financial statements.  Actual results could materially differ from those estimates.

Cash and Cash Equivalents

The Company considers cash in banks and highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.  Management considers the carrying value of cash and cash equivalents to be a reasonable approximation of fair value given the short-term nature of these financial instruments.  Book overdrafts reflect outstanding checks in excess of bank balances and are classified as current liabilities.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Goodwill and Intangible Assets, Net

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses.  The Company tests goodwill for impairment on an annual basis each December by comparing the fair value of the Company’s single reporting unit to the respective carrying value of the reporting unit.  Additionally, the Company performs impairment testing on goodwill and intangible assets when events occur that could potentially reduce the fair value of a reporting unit or related assets below its carrying amount.  The carrying value of the reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to the reporting unit.

Goodwill is considered impaired if the carrying amount of the net assets exceeds the fair value of the reporting unit.  Impairment, if any, could result in a material reduction in net income.  No impairment associated with goodwill was recognized for the years ended December 31, 2014, 2013 or 2012.  Refer to Note 9 for further information.

Intangibles assets are stated at cost if acquired separately or at estimated fair value based on third-party appraisals if acquired as part of a business combination.  Intangible assets are amortized over the estimated useful lives ranging from 2 to 18 years.  No significant residual values are estimated for the amortizable intangible assets.  The Company records amortization either based on the estimated pattern in which the asset’s economic benefits are consumed or on a straight line basis if the pattern of consumption closely approximates straight line.  The Company periodically reviews the original estimated useful lives of intangible assets and makes adjustments when circumstances and events indicate that a shorter life is appropriate or the asset is impaired.  Refer to Note 9 for further information.

Property and Equipment, Net

Property and equipment is stated at cost if acquired separately or at estimated fair value based on third party appraisals if acquired as part of a business combination, and depreciated using the straight-line depreciation method over the estimated useful lives of the respective assets.  Estimated useful lives for major classes of depreciable assets are as follows:

Estimated
Useful Life
Asset class
Buildings and improvements	20–40
Plant and machinery	7–15
Furniture and fixtures	3–7

Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred.  Gains and losses on disposals are determined by comparing the proceeds from disposal with the carrying amount and are recognized under Other expense, net in the accompanying Consolidated Statement of Income and Comprehensive Income.  The Company assesses property and equipment for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.  Refer to Note 8 for further information.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Inventory, Net

Inventory consists of finished goods held for sale, raw materials, work in process, semi-finished goods, pre-launch products and goods purchased for resale.  Pre-launch products include pharmaceutical products that management believes have a high probability of regulatory approval or products that have already received regulatory approval and are awaiting a contractual triggering event to enter the marketplace.  Costs included in inventory include raw materials, direct and indirect labor, employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing.  Inventories are stated at the lower of cost or estimated realizable value and are primarily based on standard cost which approximates the first-in, first-out (“FIFO”) or average cost methods.  The Company recognizes a charge to cost of goods sold for the amount required to reduce the carrying value of inventory to estimated net realizable value.  Provisions for potentially obsolete or slow-moving inventory, including pre-launch inventory, are made based on the analysis of inventory levels, historical obsolescence and future sales forecasts.  If actual conditions are less favorable than estimated, additional charges may be required.  Refer to Note 5 for further information.

Revenue Recognition

The Company recognizes revenue for product sales, contract manufacturing and other services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed and determinable, and collectability is reasonably assured.  The Company records revenue from product sales and contract manufacturing when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer.  Upon recognizing revenue from a sale, the Company records an estimate for certain sales returns and allowances that reduce gross sales in arriving at its reported Net sales for each year.  These items include chargebacks, rebates, sales returns, cash discounts and others as needed.  Provisions for chargebacks and rebates represent the most significant of these estimates.

Provisions for Sales Returns and Allowances

As is customary in the generic pharmaceutical industry, the Company’s gross product sales are subject to a variety of deductions in arriving at reported net product sales.  When the Company recognizes revenue from the sale of its products, an estimate of sales returns and allowances is recorded which reduces gross sales. While some allowances may be paid in cash, they are primarily settled through the issuance of credit memos. Depending on the expected method of settlement, for balance sheet classification purposes, such amounts are reflected as a reduction of accounts receivable or as accrued liabilities.  These provisions include estimates for chargebacks, rebates, sales returns and other allowances and cash discounts and are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and current contract sales terms with direct and indirect customers. The estimation process used to determine the sales returns and allowances provision has been applied on a consistent basis and no material adjustments have been necessary to increase or decrease the reserve as a result of a significant change in underlying estimates.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Chargebacks

The provision for chargebacks is the most significant sales allowance.  A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid to the Company by a wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays the wholesaler for that product.  The Company’s chargeback provision and related reserve vary with changes in product mix, changes in customer mix and pricing and changes to estimated wholesaler inventories.  The provision for chargebacks also takes into account an estimate of expected wholesaler sell-through levels on third party indirect contracts at varying contract prices.  The Company monitors the chargeback accrual monthly through a review of the actual chargebacks paid and inventory reports obtained from the Company’s largest wholesale customers.  This customer inventory information is used to assess the reasonableness of the estimated liability for future chargeback claims based on historical chargeback and contract rates.  The Company’s three largest wholesalers represent approximately 98%, 99% and 99% of the Company’s chargebacks, respectively, for the years ended December 31, 2014, 2013 and 2012. The Company continually monitors current pricing trends and wholesaler inventory levels to ensure the liability for future chargebacks is fairly stated.

Rebates

Rebates include Medicaid rebates based on claims from Medicaid benefit providers and commercial rebates to indirect and direct customers.

The provision for Medicaid rebates is based upon historical experience of claims submitted by the various states.  The Company monitors Medicaid legislative changes to determine the impact such changes will have on the Company’s provision for Medicaid rebates.  The accrual of Medicaid rebates is based on historical payment rates and is reviewed on a quarterly basis against actual claim data to ensure the liability is fairly stated.

Commercial Rebates are contractual discounts allowed to third-party customers including, but not limited to, retailers, wholesalers, and distributors.  These discounts are negotiated and differ by customer and by product.  They can be paid based on either unit sales or dollar sales depending upon the terms of the contract.  The Company validates the provision for rebates monthly based on the individual terms of the customers’ contracted rebate programs.

Sales Returns and Other Allowances

The provision for sales returns and other allowances includes returns, pricing adjustments, promotional allowances and billback adjustments.

As is common in the industry, the Company maintains a return policy that allows its customers to return product for credit.  In accordance with the Company’s return goods policy, credit for customer returns of product is generally applied against outstanding accounts receivable.  Product exchanges are not permitted.  Products returned by customers are generally not resalable.  The Company’s estimate of the provision for sales returns is based upon historical experience, product expiration dates and current trends of actual customer returns.  Additionally, the Company considers other factors when estimating its current period sales return provision, including levels of customer inventories as well as significant market changes which may impact future expected sales returns, and makes adjustments to its current period provision for sales returns when it appears product returns may differ from its original estimates.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Pricing adjustments include shelf stock adjustments and are credits issued for decreases in selling prices charged to the Company’s direct customers.  Shelf stock adjustments are based upon the amount of product the Company’s customers have in their inventory at the time of an agreed-upon price reduction.  The Company regularly monitors all price changes to help evaluate its reserve balances.  The adequacy of these reserves is readily determinable as pricing adjustments and shelf stock adjustments are negotiated and settled on a customer-by-customer basis.

Billback adjustments are credits that are issued to certain customers who purchase directly from the Company at agreed upon prices as well as indirectly through a wholesaler at a different price.  These credits are issued for the difference between the customer’s direct and indirect contract price.  The provision for billbacks is estimated based upon historical purchasing patterns of qualified customers who purchase product directly from the Company and supplement their purchases indirectly through the Company’s wholesale customers.

Promotional allowances are credits, issued in connection with a product launch or as an incentive for customers to begin carrying a product.  The Company establishes a reserve for promotional allowances based upon these contractual terms.

Cash Discounts

Cash discounts are provided to customers that pay outstanding invoices within a specific period.  The provision for discounts is recorded at the time of sale.  Customer payment experience is fairly consistent and substantially all customer payments qualify for the cash discount.

The provisions for sales returns and allowances consist of the following:

			Sales Returns
			and Other	Cash
	Chargebacks	Rebates	Allowances	Discounts	Total

Balances as of December 31, 2011	$56,346	$29,573	$7,792	$5,708	$99,419
Provisions during the period	619,911	61,522	2,960	19,358	703,751
Settlements during the period	(625,950)	(63,128)	(2,977)	(16,581)	(708,636)
Balances as of December 31, 2012	50,307	27,967	7,775	8,485	94,534
Provisions during the period	838,760	114,269	7,698	26,160	986,887
Settlements during the period	(810,601)	(104,035)	(3,491)	(24,227)	(942,354)
Balances as of December 31, 2013	78,466	38,201	11,982	10,418	139,067
Provisions during the period	1,057,491	153,976	4,523	32,860	1,248,850
Settlements during the period	(1,039,939)	(154,743)	(6,109)	(35,091)	(1,235,882)
Balances as of December 31, 2014	$96,018	$37,434	$10,396	$8,187	$152,035

The provision for rebates includes $8,919 and $8,832 at December 31, 2014 and 2013, respectively, that is included in Accounts payable and accrued expenses.  The remaining provisions for sales returns and allowances are included in Accounts receivable, net in the accompanying Consolidated Balance Sheets.  Refer to Notes 4 and 6 for further information.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Shipping and Handling Costs

The Company records shipping and handling costs in Selling, general and administrative expenses in the accompanying Consolidated Statements of Income and Comprehensive Income.  These expenses were $9,079, $8,260 and $5,013 for the years ended December 31, 2014, 2013 and 2012, respectively.

Cost of Goods Sold

Cost of goods sold includes direct production costs, direct production labor, related production overheads and royalty expenses.  Royalty expenses were $48,195, $39,073 and $45,799 for the years ended December 31, 2014, 2013 and 2012, respectively.

Royalty expenses relate primarily to the Company’s use of intellectual property (IP) owned by unrelated third parties in the manufacturing and sale of the Company’s products or services.  These expenses are recognized upon sale of the product to which the IP relates. The Company has various royalty agreements which are primarily based upon a specified percentage of gross profit in accordance with the terms of the applicable agreement. Such amounts are settled in cash on a quarterly basis.

Research and Development

Research and development (“R&D”) costs are expensed as incurred and consist of self-funded R&D costs including internal labor, materials and biostudies as well as costs associated with work performed under collaborative R&D agreements.  Payments made at the inception of collaborative R&D agreements for future costs are capitalized and amortized over the estimated development period.  Subsequent payments under these agreements for the successful completion of certain stages or steps in the development process, also known as milestones, are expensed when the work has been successfully completed.  Due to the long development periods and significant uncertainties related to the development of new products (such as the risks related to the outcome of biostudies as well as the likelihood of regulatory approval), the Company’s internal development costs do not qualify for capitalization as intangible assets.  R&D expenses were $22,913, $24,455 and $20,007 for the years ended December 31, 2014, 2013 and 2012, respectively.

Income Taxes

The Company is included in the UCB Holdings, Inc. consolidated U.S. federal income tax return and certain consolidated state income tax returns.  It also files numerous separate income tax returns in the U.S.  For the purposes of these consolidated financial statements, the Company has determined its U.S. federal and state income tax provisions as if it were filing separate tax returns.  Given the Company migrated management and control of its non U.S. subsidiary, KUDCO, to the U.S. on January 1, 2014, no foreign income taxes are reported for the year ended December 31, 2014.

Accrued U.S. federal, state and foreign current income tax balances, including interest, are treated as being settled without payment as of the end of each year with UCB Holdings, Inc.  Therefore, the settlement of the current income tax liability without payment is treated as a contribution from UCB Holdings, Inc. and is included in Payable to (receivable from) Parent in the accompanying Consolidated Statements of Stockholder’s Equity.  Cash income taxes paid in the Consolidated Statements of Cash Flows consists of the current federal provision settled through Payable to (receivable from) Parent and actual cash payments to states and foreign governments for income taxes.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Deferred income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income in the period that includes the enactment date of the rate change.  The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized.  The Company has considered future taxable income and ongoing feasible tax planning strategies in assessing the need for a valuation allowance.  The Company also records uncertain tax positions using a two-step process:  (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, it recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.  Refer to Note 7 for further information.

Foreign Currency Transactions

Prior to January 1, 2014, the Company’s wholly owned subsidiary, KUDCO, used the Euro as its functional currency.  As such, the assets and liabilities were translated at exchange rates in effect at the balance sheet date, and revenues and expenses were translated at the average exchange rate for the year.  The effects of these translation adjustments were reported in other comprehensive income in the accompanying Consolidated Statements of Income and Comprehensive Income.  Gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations were included in operating income in the accompanying Consolidated Statements of Income and Comprehensive Income. Effective on January 1, 2014, the Company implemented actions to restructure the legal, tax, operating and management functions of KUDCO. In conjunction with these changes, management concluded the functional currency of KUDCO should be the U.S. Dollar effective January 1, 2014. All balance sheet amounts previously reported in the Euro were converted into the U.S. Dollar as of the effective date. This change in accounting methodology is prospective and, as a result, no currency translation adjustment has been recorded in the consolidated financial statements for the year ended December 31, 2014.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, and other accrued expenses, approximate their fair values due to their short term nature and lack of variability in settlement.

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  The three levels of the fair value hierarchy are described as follows:

Level 1 — Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities that we have the ability to access at the measurement date;

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Level 3 — Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions based on the best information available as what market participants would use in pricing the asset or liability.

Stock-Based Compensation

UCB has a Stock Appreciation Rights (“SARs”) program available to the Company’s employees in the U.S.  All SARs expire ten years from the date of grant.  The fair value of the amount payable to employees from the cash-settled SARs is recognized as an expense, with a corresponding increase in liabilities, over the period that the employees become entitled to payment.  The liability is remeasured at each balance sheet date and at the settlement date.  The fair value of the SARs at grant date and each balance sheet date is determined using the Black-Scholes model.  The assumptions used in the fair value model reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside of the Company’s control.

During 2014, UCB introduced a Stock Awards (“SAWs”) program for certain employees of the Company. The SAWs provide a right to receive a number of UCB shares upon vesting which occurs three years after the grant on the condition of continued service. The fair value of the SAWs is based on the market price of the stock on the date of grant. The Company recognizes the related expense on a straight line basis over the vesting period.

Other Expense, net

Other expense, net, for the year ended December 31, 2014, primarily relates to costs incurred of $4,193 associated with UCB’s planned divestiture of KUPI.

Comprehensive Income

Comprehensive income represents the changes in equity of an enterprise except those resulting from stockholder transactions.  Accumulated other comprehensive income was $1,647 at December 31, 2014 and 2013, respectively, and includes a foreign currency translation adjustment of $0 and $841 at December 31, 2014 and 2013, respectively.

Segment Reporting

The Company’s chief operating decision maker currently manages the business as one operating segment.  The Company’s measure of segment profit is Net income in the accompanying Consolidated Statements of Income and Comprehensive Income.

Self-Insurance Reserves

The Company is self-insured for various levels of general liability, product liability, auto liability, workers’ compensation and employee medical coverage.  Insurance reserves, excluding workers’ compensation, are calculated on an undiscounted basis based on actual claim data and estimates of incurred but not reported claims developed utilizing historical claim trends.  Projected settlements and incurred but not reported claims are estimated based on pending claims and historical trends and data.  Though the Company does not expect them to do so, actual settlements and claims could differ materially from those estimated.  Material differences in actual settlements and claims could have an adverse effect on the Company’s results of operations and financial condition.

Revision to Previously Issued Financial Statements

During 2014, the Company identified disclosure errors in the Statements of Cash Flows, Supplemental schedule of noncash investing activities, related to accounts payable for property

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

and equipment. The Company previously disclosed accounts payable for property and equipment of $1,983 and $1,053 for December 31, 2013 and 2012, respectively, but should have disclosed $4,305 and $2,322 for December 31, 2013 and 2012, respectively. Additionally, in the disclosure for maintenance and repairs within Note 8, Property and Equipment, net, the Company disclosed $8,871 and $4,675 for December 31, 2013 and 2012, respectively, but should have disclosed $9,687 and $5,224 for December 31, 2013 and 2012, respectively. The Company determined the impact of these disclosure errors were not material to 2013 or 2012 results. Accordingly, the Company has revised its previously issued financial statements to correct the immaterial disclosure errors in the period in which they occurred.

3.                            Impact of Recently Issued Accounting Standards

In July 2013, the FASB issued ASU 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes” (“ASU 2013-10”).  ASU 2013-10 allows the Federal Funds Effective Swap Rate (also referred to as the Overnight Index Swap rate in the U.S.) to be designated as a benchmark interest rate for hedge accounting purposes.  The amendments also remove the restriction on using different benchmark rates for similar hedges.  ASU 2013-10 is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013.  The Company has no hedging instruments therefore the adoption of ASU 2013-10 had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting Standards Issued But Not Yet Effective

In February 2013, the FASB issued ASU 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”).  ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of ASU 2013-04 is fixed at the reporting date.  The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors.  ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations.  ASU 2013-04 is effective for reporting periods beginning after December 15, 2014, with early adoption permitted.  Retrospective application is required.  The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” (“ASU 2013-02”).  ASU 2013-02 requires an entity to present, either on the face of the financial statements or in the notes, the effects of significant amounts reclassified out of Accumulated other comprehensive income on the respective line items of the consolidated statements of operations and to cross-reference to other required disclosures, where applicable.  ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted.  The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”).  ASU 2013-05 clarifies the

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

applicable guidance for the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets that constitute a business within a foreign entity.  ASU 2013-05 is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted.  The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”).  ASU 2013-11 requires, unless certain conditions exists, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward.  ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption permitted.  Retrospective application is permitted.  The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In May of 2014 the FASB issued ASU 2014-09-Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP.  The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.  The Company is evaluating its existing revenue recognition policies to determine whether any contracts in the scope of the guidance will be affected by the new requirements.  The effects may include identifying performance obligations in existing arrangements, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.  The new standard is effective beginning the first quarter of the Company’s 2019 fiscal year, since the Company is privately owned.  Early adoption is permitted beginning in the first quarter of the Company’s 2018 fiscal year.  The standard allows for either “full retrospective” adoption, meaning the standard is applied to all of the periods presented, or “modified retrospective” adoption, meaning the standard is applied only to the most current period presented in the financial statements.  Management is currently evaluating the standard and its impacts on the Company.

In June 2014, the FASB issued ASU No. 2014-12, Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period, (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. ASU 2014-12 is effective prospectively for reporting periods beginning after December 15, 2015, with early adoption permitted. The Company does not anticipate that the adoption of this standard will have a material impact on its financial statements.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

4.                            Accounts Receivable, Net

Accounts receivable, net as of December 31, consists of the following:

	2014	2013

Customers, trade	$364,630	$382,631
Other	1,916	5,313
	366,546	387,944
Less: Provision for sales returns and other allowances	(143,116)	(130,235)
Accounts receivables, net	$223,430	$257,709

Other includes a receivable for product returned to a supplier that did not meet the Company’s quality standards. As of December 31, 2014 and 2013, these amounts were $983 and $4,266, respectively.

5.                            Inventory, Net

Inventory as of December 31, consists of the following:

	2014	2013

Raw materials	$14,379	$11,418
Work in process	33,036	33,138
Finished goods	27,213	19,219
Inventory reserves	(5,196)	(6,774)
Inventory, net	$69,432	$57,001

6.                            Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of December 31, consists of the following:

	2014	2013

Outstanding checks in excess of cash balances	$705	$1,197
Accounts payable, trade	12,800	20,134
Litigation related reserves	—	5,000
Accrued royalties	13,016	16,971
Accrued customer rebates	8,919	8,832
Accrued compensation and benefits	18,143	12,575
Accrued property and equipment	2,703	4,305
Other accounts payable and accrued expenses	9,687	2,379
Accounts payable and accrued expenses	$65,973	$71,393

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

7.                            Income Taxes

The Company calculates its provision for income taxes using a “separate return” method although operations have historically been included in UCB Holdings, Inc.’s U.S. federal, state and foreign tax returns.  Under this method, the Company is assumed to file separate returns with the tax authorities, thereby reporting its taxable income or loss and paying the applicable taxes to or receiving the appropriate refunds from its parent, UCB Holdings, Inc.  UCB’s global tax model has been developed based on its entire portfolio of businesses.  Accordingly, the Company’s income tax results as presented are not necessarily indicative of future performance and do not necessarily represent the results the Company would have achieved if the Company operated as a separate stand-alone entity during the years presented.

The Company’s current provision is the amount of tax payable or refundable based on its hypothetical, current-year separate return.  The Company provides deferred taxes on its temporary differences and on any carryforwards that it could claim on its hypothetical return.  The Company also assesses the need for a valuation allowance on the basis of its projected separate return results.  The assessment includes tax-planning strategies that are prudent and feasible.

Income before provision for income taxes was earned in the following tax jurisdictions for the years ended December 31:

	2014	2013	2012

Domestic operations	$161,551	$43,899	$62,816
Foreign operations	—	58,725	20,377
Income before provision for income taxes	$161,551	$102,624	$83,193

The provision for income taxes for the years ended December 31, is as follows:

	2014	2013	2012

Current
Federal	$68,928	$22,709	$27,517
State and Local	(15,911)	(17,218)	(16,877)
Foreign	—	14,504	4,475
Total current	53,017	19,995	15,115
Deferred
Federal	(10,002)	784	473
State and Local	462	227	170
Foreign	—	—	780
Total deferred	(9,540)	1,011	1,423
	$43,477	$21,006	$16,538

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

A reconciliation of the U.S. statutory rate to the effective income tax rate is as follows for the years ended December 31:

	2014	2013	2012

Federal statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.5%	1.1%	1.5%
Rate differential on foreign earnings	0.0%	(5.7)%	(2.5)%
U.S. impact of foreign income	0.0%	5.9%	3.0%
Other permanent items	(1.4)%	(2.1)%	(3.2)%
Change in uncertain income tax positions	(6.3)%	(11.5)%	(14.0)%
Other	(1.9)%	(2.2)%	0.1%
Effective tax rate	26.9%	20.5%	19.9%

The components of net deferred tax assets as of December 31 are as follows:

	2014	2013

Deferred tax assets
Chargebacks	$34,321	$29,698
Uncertain tax benefits	22,284	13,709
Cash discounts	2,918	3,800
Sales returns and other allowance	3,616	3,297
Compensation accruals	3,595	2,539
Other	2,766	2,549

Deferred tax liabilities
Rebates	(1,245)	3,977
Inventory	(3,891)	(4,494)
Property and equipment	(5,527)	(4,890)
Other	(99)	(987)
Net deferred tax assets	$58,738	$49,198

Current deferred income tax assets	$59,081	$40,651
Noncurrent deferred income tax assets	—	8,547
Noncurrent deferred income tax liabilities	(343)	—
Net deferred tax assets	$58,738	$49,198

As of December 31, 2014 and 2013, the Company had unrecognized tax benefits of $32,866 and $33,446, respectively.  If recognized, $18,131 and $21,333, respectively, would affect the effective tax rate.  The Company recognizes interest, if any, related to unrecognized tax benefits as a

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

component of income tax expense.  As of December 31, 2014 and 2013, the Company had recorded accrued interest related to unrecognized tax benefits of $5,218 and $8,541 respectively.  During 2014 and 2013, the Company recognized income tax benefits of $3,077 and $3,948, respectively, due to the decrease in the reserves for interest.

The following table summarizes the changes in gross unrecognized tax benefits for the years ended December 31:

	2014	2013	2012

Balances as of January 1,	$33,446	$48,302	$62,372
Gross decreases for tax positions of prior years	(4,801)	(384)	(24)
Gross increases for tax positions of the current year	15,145	427	1,562
Settlements	(474)	(208)	—
Lapse of statute of limitations	(10,450)	(14,691)	(15,608)
Balances as of December 31,	$32,866	$33,446	$48,302

A significant portion of the unrecognized tax benefits relate to tax benefits taken due to the Company’s historical corporate structure.  The Company has since modified its corporate structure and the positions lapse over a period of 4 to 6 years.

It is reasonably possible that there could be a change in the amount of the Company’s unrecognized tax benefits within the next 12 months due to activities of various taxing authorities, including proposed assessments of additional tax, possible settlement of audit issues, or the expiration of applicable statutes of limitations.  The aggregate resolution of the uncertainties could be up to $27,382.  Resolution of these matters is not expected to have a material effect on the Company’s financial condition, results of operations or liquidity.  In the normal course of business, the Company is subject to audits by taxing authorities regarding various tax liabilities.  The Company’s U.S. federal income tax returns for 2011 and 2012, as well as certain state income tax returns for various years are under routine examination.

The Company is included in the UCB Holdings, Inc. consolidated U.S. federal income tax return and certain consolidated state income tax returns.  It also files numerous separate income tax returns in the U.S.  The statute of limitations for the Company’s U.S. federal income tax returns has expired for years prior to 2010.  With few exceptions, the Company is no longer subject to other income tax examinations for years before 2010.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

8.                            Property and Equipment, Net

Property and equipment as of December 31, consists of the following:

	2014	2013

Land	$920	$870
Buildings and improvements	73,662	61,704
Plant and machinery	98,204	82,438
Furniture and fixtures	5,693	5,638
Assets under construction	8,637	27,573
	187,116	178,223
Less: Accumulated depreciation	93,267	89,391
Property and equipment, net	$93,849	$88,832

As of December 31, 2014 the Company had $8,637 of assets under construction to increase manufacturing capacities and efficiencies that are expected to be completed in 2015.

Depreciation expense of approximately $7,201, $6,638 and $6,903 was recorded for the years ended December 31, 2014, 2013 and 2012, respectively.

Maintenance and repair expenses of approximately $10,133, $9,687 and $5,224 were recorded for the years ended December 31, 2014, 2013 and 2012, respectively.

9.                            Goodwill and Intangible Assets, Net

The Company evaluates the carrying value of goodwill annually each December and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.  When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to its carrying amount, including goodwill.  The Company estimates the fair value of its reporting unit using the net present discounted cash flow model.  Future cash flows are estimated based upon varying economic assumptions.  Significant assumptions are revenue growth rates, operating costs, maintenance costs, and a terminal value calculation.  The assumptions are risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current and potential future economic situations.  If the estimated fair value of the reporting unit exceeds the corresponding carrying value, no impairment of goodwill exists.  If the reporting unit’s carrying amount exceeds its fair value, an impairment loss would be calculated by comparing the implied fair value of goodwill to the reporting unit’s carrying amount.  The excess of fair value of the reporting unit over the amount assigned for fair value to its other assets and liabilities is the implied fair value of goodwill.  An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.  For the years ended December 31, 2014, 2013 and 2012, the Company completed the step 1 test and calculated its estimated fair value of its reporting unit.  For these years the estimated fair value exceeded the carrying value of the reporting unit.  Therefore there were no goodwill impairment charges for the years ended December 31, 2014, 2013 or 2012.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Finite-lived intangible assets are amortized on the estimated pattern in which the asset’s economic benefits are consumed or on a straight line basis and consist primarily of licenses and software, which are being amortized over periods of up to 18 years.

The following tables present the Company’s total purchased intangible assets as of December 31, 2014 and 2013:

	Licenses	Software	Total

Balances as of December 31, 2012	$4,227	$3,281	$7,508
Intangible assets purchased during the year	1,000	88	1,088
Amortization during the year	(1,066)	(1,558)	(2,624)
Balances as of December 31, 2013	4,161	1,811	5,972
Intangible assets purchased during the year	3,880	229	4,109
Amortization during the year	(2,190)	(1,556)	(3,746)
Balances as of December 31, 2014	$5,851	$484	$6,335

The following table presents the intangible assets that continue to be subject to amortization and aggregate amortization expense as of December 31, 2014 and 2013:

	2014
			Currency	Accumulated
	Cost	Purchases	Translation	Amortization	Net Value

Licenses	$35,374	$3,880	$—	$(33,403)	$5,851
Software	6,364	229	—	(6,109)	484
	$41,738	$4,109	$—	$(39,512)	$6,335

	2013
			Currency	Accumulated
	Cost	Purchases	Translation	Amortization	Net Value
Licenses	$34,262	$1,000	$112	$(31,213)	$4,161
Software	6,276	88	—	(4,553)	1,811
	$40,538	$1,088	$112	$(35,766)	$5,972

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Intangible asset amortization for the years ended December 31, 2014, 2013 and 2012 was $3,746, $2,624 and $2,977, respectively.  The estimated future amortization expense for the years ended December 31, are as follows:

2015	$2,751
2016	1,207
2017	522
2018	420
2019	364
Thereafter	1,071
$6,335

10.                     Employee Benefit Plans

The Company has a 401(k) retirement savings plan open to substantially all of its U.S. based employees who have completed 90 days of eligible service.  The Company contributes $0.50 for every $1.00 of employee contributions up to a maximum of 6% of the employee’s salary based upon each individual participant’s election.  In addition, the Company has a profit sharing plan in which it contributes up to 6% of the eligible employee’s salary based upon the attainment of certain financial measures.  Employer expense related to contributions to the 401(k) and profit sharing was $2,409 in 2014, $1,812 in 2013 and $1,812 in 2012.

11.                     Commitments and Contingencies

Operating Lease Commitments

The Company is obligated under various operating leases for office and manufacturing space, machinery, and equipment.  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31:

2015	$698
2016	407
2017	371
2018	326
2019	321
Thereafter	135
$2,258

Rental expense under operating leases was $1,830, $1,997 and $656 for the years ended December 31, 2014, 2013 and 2012, respectively.

Legal Matters

The Company is involved in several legal proceedings, claims and litigation arising in the ordinary course of business.  Management presently believes that the outcome of each such pending proceeding or claim will not have a material adverse effect on the consolidated financial position of the Company, its consolidated results of operations or liquidity.  Should any losses be sustained in connection with any proceeding or claim, the amount will be charged against earnings in the period

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

such losses become probable and estimable.  Additionally, the Company has insurance coverage in place for certain types of claims which management believes limits its exposure to certain liabilities.  Any recoveries will be recorded when such amounts are probable of collection.

In October 2012, the Company was notified by a patent holder that it intended to file suit alleging infringement of two patented product formulations.  In April 2013, the two parties agreed to settle this case for $10,000.  The expense related to this settlement has been recorded in the 2012 Consolidated Statement of Income and Comprehensive Income in Selling, general and administrative expense.  As part of the settlement, the Company paid $5,000 in April 2013 and $5,000 in June 2014.

Other Matters

In November 2014, the U.S. Food and Drug Administration (“FDA”) issued revised draft guidance for bioequivalence (“BE”) testing for generic versions of CONCERTA® tablets (methylphenidate hydrochloride extended-release (“Methylphenidate ER”) tablets).  According to FDA, the revised draft guidance was based upon an analysis of adverse event reports, an internal FDA re-examination of previously submitted data, and FDA laboratory tests of products manufactured by Mallinckrodt Pharmaceuticals and KUPI which raised concerns with FDA that those generic products may not produce the same therapeutic benefits for some patients as the brand-name product, CONCERTA®.  FDA noted, however, that it has not identified any serious safety concerns with these two generic products, including KUPI’s generic Methylphenidate ER product.  KUPI has been informed by FDA that the agency requests an additional BE study based on the revised draft guidance to confirm the therapeutic equivalence of KUPI’s Methylphenidate ER product to CONCERTA®.  Until additional data is provided, FDA has changed the therapeutic rating for KUPI’s Methylphenidate ER product from AB to BX, which means the product is still approved and can be prescribed, but is not recommended as automatically substitutable at the pharmacy for the brand-name drug.  KUPI intends to perform the requested additional BE study.  KUPI’s Methylphenidate ER product represents a significant portion of KUPI’s net sales, net income and cash flows.  There is a possibility that in May 2015, or subsequently, KUPI’s Methylphenidate ER product will be withdrawn from the market (as well a possibility that the Abbreviated New Drug Application will be withdrawn), depending on the results of the requested additional BE study, FDA actions and/or other factors.  In such a case, the timing for resumed marketing of KUPI’s current Methylphenidate ER product or any reformulated product, if at all, is not certain.  Management has evaluated this matter in relation to the 2014 consolidated financial statements and believes that there are no material impacts to the 2014 consolidated financial statements resulting from this matter.

12.                     Stock-Based Compensation

UCB has a SARs program available to the Company’s employees in the U.S.  The SARs are cash settled and vest over a period of three years and result in employees receiving a cash amount equal to the appreciation of UCB stock.  SARs expire on their tenth anniversary from the date of grant.  The grant price is fixed on the grant date, without further discount on the underlying UCB share price.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

SARs, which are generally awarded in the second quarter each year, are awarded at the estimated fair value at the time of grant and vest three years from the grant date.  The estimated fair value of the SARs at grant date was determined using the Black-Scholes model.  The estimated fair value of the liability was remeasured at each reporting date.  A summary of information related to SARs for the years ended December 31, 2014, 2013 and 2012, respectively, is as follows:

		Weighted	Weighted	Weighted
		Average	Average	Average	Aggregate
		Exercise	Remaining	Grant-Date	Intrinsic
	Shares	Price	Life (Years)	Fair Value	Value

Outstanding rights as of December 31, 2011	130,300	$36.84	7.7		$915
Granted	40,400	43.16		$10.73
Forfeited	—	—
Exercised	(37,600)	28.47
Outstanding rights as of December 31, 2012	133,100	41.52	7.7		$2,084
Granted	38,700	63.83		$15.53
Forfeited	(18,100)	43.27
Exercised	(31,400)	47.97
Outstanding rights as of December 31, 2013	122,300	49.21	7.8		$3,097
Granted	11,725	80.13		$15.90
Forfeited	(12,000)	57.43
Exercised	(40,200)	38.54
Outstanding rights as of December 31, 2014	81,825	$50.34	7.6		$2,160
Vested and expected to vest at December 31, 2014	12,000	$33.80
Rights exercisable at December 31, 2014	12,000	$33.80	5.5		$515

The Company uses a Black-Scholes pricing model for determining the fair value of SARs.  In applying this model, the Company uses both historical data and current market data to estimate the fair value of its SARs.  The Black-Scholes model requires several assumptions including expected dividend yield, risk-free interest rate, volatility, and term of the options.  The expected dividend yield is based on historical patterns of dividend payments.  The risk-free rate is based on the rate at grant date of Belgian Government Bonds with a term equal to the expected term of the SARs.  Expected volatility is estimated using historical volatility based on historical price changes.  The expected life represents the amount of time that SARs granted are expected to be outstanding, based on historical and forecasted exercise behavior.  The Black-Scholes inputs used by the Company to determine the fair value of new SARs granted for the years ended December 31 are as follows:

	2014	2013	2012

Expected volatility	23.29%	26.23%	34.06%
Expected dividends	1.68%	1.92%	2.36%
Expected life (in years)	5	5	5
Risk-free interest rate	0.11%	1.24%	0.75%

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

As of December 31, 2014, there was $400 of total unrecognized compensation cost related to nonvested SARs.  That cost is expected to be recognized over a weighted average period of 3 years.  The total fair value of SARs that became fully vested during 2014, 2013 and 2012 was $214, $395 and $198, respectively.  No SARs expired during 2014.

During the year ended December 31, 2014, the Parent introduced a new stock awards program where certain Company employees were granted a right to receive a number of UCB shares. Awards under this new program vest three years from the grant date. For the year ended December 31, 2014, 11,156 stock awards were granted. The share price on the date of grant was $80.11 per share. During the year ended December 31, 2014, 1,073 stock awards were forfeited. As of December 31, 2014, there was $455 of total unrecognized compensation costs related to nonvested stock awards.

Stock-based compensation expense of $1,341, $1,187 and $1,206 was recognized for the years ended December 31, 2014, 2013 and 2012, respectively, and allocated between Cost of goods sold, Selling, general and administrative expenses and Research and product development costs. The related income tax benefit to be recognized for the years ended December 31, 2014, 2013 and 2012, respectively, is $469, $440 and $446.  For rights exercised during 2014, 2013 and 2012, cash used for settlement was $1,842, $462 and $772, respectively.

13.                     Concentration of Risk

Sales of the Company’s products and the related accounts receivable are concentrated among specific U.S. customers and primarily represent amounts due from wholesalers, distributors, chain drug stores and service providers in the health care and pharmaceutical industries, public hospitals and other government entities.  For the years ended December 31, 2014, 2013 and 2012, the Company’s four largest customers accounted for approximately 65%, 54% and 44% of its net revenues, respectively.

For certain raw materials and sourced products, the Company is dependent on one or a small number of suppliers.  An adverse change in the Company’s relationship with such a supplier, the financial condition of such a supplier or such supplier’s ability to manufacture or deliver such raw materials or sourced products to the Company could lead to an interruption of supply or require the Company to purchase more expensive alternatives.  An extended interruption in the supply of these or other raw materials or sourced products used in the Company’s business or in the supply of suitable substitute materials or products would disrupt the Company’s operations, which could have a material adverse effect on the Company’s business.

14.                     Related Party Transactions

Net Sales and Purchases with Related Parties

The Company has sales to and purchases from various UCB affiliates.  Total net sales to various UCB entities were $18,841, $10,714 and $9,609 during the years ended December 31, 2014, 2013 and 2012, respectively.  Purchases of products from UCB affiliated entities were $47,919, $52,201 and $40,265 for the years ended December 31, 2014, 2013 and 2012, respectively.

Kremers Urban Pharmaceuticals Inc.

(A Business of UCB S.A.)

Notes to Consolidated Financial Statements

December 31, 2014, 2013 and 2012

(Amounts in thousands, except share and per share data)

Corporate Charges from Affiliates

The Company receives services and support from UCB for various functions and the Company’s operations have been dependent upon UCB’s ability to perform these services and support functions.  Costs for information technology are allocated based on the Company’s headcount as a percentage of UCB’s total headcount.  All other costs are generally allocated using specific identification and include corporate administrative expenses, finance, legal, tax, treasury and other corporate services. The amount charged to the Company for corporate charges from affiliates was $5,026, $4,656 and $4,712 for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in the Selling, general and administrative expense to related party on the Consolidated Statements of Income and Comprehensive Income.  Allocated costs of $938, $465 and $1,930 for the years ended December 31, 2014, 2013 and 2012, respectively that are not billed to the Company but are deemed contributions from UCB are reflected in Additional paid-in capital in the accompanying Consolidated Balance Sheets.

Management believes the assumptions and allocations underlying the consolidated financial statements are reasonable and appropriate and that the allocation methods were applied consistently for the years presented and reflect all costs of doing business.  These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Company operated as a separate stand-alone entity during the years presented.  Consequently, the consolidated financial statements do not necessarily represent the results the Company would have achieved if the Company operated as a separate stand-alone entity during the years presented.

Transfers (to) from Parent

The Company participates in cash pooling and financing arrangements with its Parent.  Under these arrangements, the Company pays or receives interest, at a rate commensurate with market pricing for short-term borrowings or deposits, based on accounts payable to or receivable from UCB.  Since these loans and related interest are a function of the overall centralized nature of the cash and financing functions of UCB and are funding the operations of the Company and UCB, such loans and the related interest are presented in the Payable to (receivable from) Parent.

The amounts presented in Payable to (receivable from) Parent in the Consolidated Statements of Stockholder’s Equity represent the net of all receivables or payables with the Parent.  Such amounts are reflected in the Consolidated Statements of Cash Flows based on the cash flows made by or to the Parent on the Company’s behalf, with the offset reflected in the Net changes in payable to (receivable from) Parent and other equity in the financing section.

15.                     Subsequent Events

The Company has evaluated subsequent events that occurred through February 25, 2015, the date the consolidated financial statements were issued, and determined there were no subsequent events that would require an adjustment or additional disclosure in the consolidated financial statements as of December 31, 2014.